Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ENVIROTECH VEHICLES, INC.,

a Delaware corporation

Envirotech Vehicles, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1. That at a meeting of the board of directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at a meeting of the stockholders of the Corporation duly called and held in accordance with the General Corporation Law of the State of Delaware. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended by adding the following paragraph at the end thereof:

“Effective as of 5:00 p.m., Eastern time, on June 24, 2022 (the “Effective Time”), every twenty (20) outstanding shares of the common stock, par value of $0.00001 per share, of the Corporation (“Common Stock”) issued and outstanding or held in the treasury of the Corporation will automatically be combined, reclassified and changed into one (1) fully paid and non-assessable share of Common Stock, without any further action by the holders of such shares; provided, however, that if such reclassification results in any stockholder being entitled to fractional shares that when aggregated equal less than a whole share of Common Stock, such fractional shares shall be reclassified and converted from and after the Effective Time into one (1) whole share of Common Stock in lieu of such fractional shares. No other exchange, reclassification or cancellation of issued shares shall be effected by this amendment.”

2. That thereafter, pursuant to resolution of the board of directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting of the stockholders of the Corporation the necessary number of shares as required by statute were voted in favor of the proposed amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Philip W. Oldridge, the Chief Executive Officer and Chairman of the Board of the Corporation, on June 24, 2022.

/s/ Phillip W. Oldridge
Philip W. Oldridge
Chief Executive Officer and Chairman of the Board